 Exhibit 99.1

FLAGSTONE RE REPORTS DILUTED BOOK VALUE PER SHARE
OF $14.47 FOR END OF SECOND QUARTER 2010

LUXEMBOURG, Grand Duchy of Luxembourg, August 2, 2010 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced second quarter 2010 basic book value per share of $15.28 and diluted book value per share of $14.47, up 1.8% and 1.9%, respectively, for the quarter (percentages inclusive of dividends).  Net income attributable to Flagstone’s common shareholders for the quarter ended June 30, 2010, was $13.3 million, or $0.17 per diluted share, compared to a net income of $67.8 million, or $0.80 per diluted share, for the quarter ended June 30, 2009.  Net income attributable to Flagstone’s common shareholders for the six months ended June 30, 2010, was $44.8 million, or $0.55 per diluted share, compared to a net income of $103.6 million, or $1.21 per diluted share, for the year ended June 30, 2009.

Operating highlights for the three and six months ended June 30, 2010 and 2009 included the following:

	For the three months ended June 30,			For the six months ended June 30,
	2010	2009	% Change	2010	2009	% Change
	(Expressed in millions of U.S. dollars, except % changes and ratios)

Operating income (1)	$20.1	$57.9	(65.4)%	$32.1	$89.2	(64.0)%

Gross premiums written	$369.6	$328.7	12.4%	$769.8	$690.2	11.5%

Net premiums earned	$232.1	$187.0	24.1%	$448.9	$359.8	24.8%

Combined ratio	103.4%	68.7%		100.6%	74.3%

Total return on investments	(0.1)%	1.2%		0.8%	1.1%

(1)
Operating income, a non-GAAP financial measure, is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.  A reconciliation of this measure to net income attributable to Flagstone is presented at the end of this release.

“After four and a half years of rapid development we have now reached a watershed level of maturity as a company” said David Brown, Flagstone’s Chief Executive Officer. “We believe we now have a fully operational platform that can access all of the markets we find attractive.  Our future development will concentrate on accessing and optimizing the business we write as well as turning our focus to increasing productivity, enhancing efficiencies, and lowering and rationalizing costs and expenses.  This process is well under way and excluding two one-time items, our G&A expenses decreased this quarter from the previous quarter, a trend we expect to continue on a run-rate basis going forward.  In some cases, it will require meaningful upfront charges which will result in far greater run-rate savings which will become increasingly evident in future quarters. A prime example of this will be in the area of corporate aviation where we are in the process of divesting three of our four aircraft.  Costs associated with this divesture will impact next quarter’s results by approximately $12 million but the annual savings going forward will be in excess of $8 million.”

“Our 2010 and cumulative accident year loss ratios continue to be at the leading edge of our peer group and our diversification and ability to source business on a global basis puts our capital to work with one of the highest premium to capital ratios in the sector.  In some quarters, and this is one, our strategy will result in us sharing in losses that don’t necessarily impact the broader industry.  Despite this we did manage to grow book value by 1.9% this quarter and remain convinced that our cumulative underwriting results demonstrate the long-run attractiveness of our focus on risk management, diversification and highly technical underwriting. While continuing to maintain our global underwriting platform that has contributed to our industry leading loss ratio and optimizing our cost structure to at least mean industry levels or better, we will continue to strive to lead our peers in combined underwriting results into the future.”

For the second quarter we produced a loss ratio of 56.6 % and a combined ratio of 95.0%. Both of these numbers exclude the complex impact on our financial statements of losses which arose on the Deepwater Horizon loss but which are attributable to our sidecars.  This is explained in more detail in our supplemental financial data detailing the impact from the Deepwater Horizon oil rig event on the Company’s consolidated net income and its segment results.

Mr. Brown added:  “Flagstone’s approach was cautious with the mid-year renewals in a softening market.  As usual in any market the economic impact of changes in prices and terms are not evenly spread over all risks and all layers.  We made some tactical shifts on existing programs to write layers we believe were less impacted by the market softening.  Largely as a result of these shifts our aggregate exposure to our North American portfolio was essentially flat whilst premium written increased by approximately $35.8 million.  Florida pricing in particular was down approximately 7 - 10% on lower layers, and 10 – 15% on upper layers, although our book of business saw an overall rate decline of 9% due to our optimizations.  While this pricing was lower year over year, overall rate levels continue to be adequate and are at approximately 73% of historical peak pricing.  On a U.S. GAAP basis, our gross written premiums across all portfolios increased by 12.4% to $369.6 million for the quarter, reflective of better signings with our preferred clients.

Our Board, my executive team and I are very pleased with the direction and status of Flagstone and expect our renewed focus on maximizing the value we generate from the business we have built to result in enhanced financial performance for our stakeholders and continued security for our clients.”

Results of Operations

The Company regularly reviews its financial results and assesses performance on the basis of three reportable segments: Reinsurance, Lloyd’s and Island Heritage (previously referred to as our Insurance segment).  Please refer to the “Segment Reporting” tables on pages 13 and 14 for more information.

Underwriting results

The following table provides supplement financial data regarding the net impact from the losses on the Deepwater Horizon oil rig on our reporting segment’s financial results for the quarter ended June 30, 2010:

	For the three months ended June 30, 2010
	($ in millions, except percentages)
	Reinsurance	Lloyd's	Island Heritage	Total

Gross losses incurred	$(27.5)	$(18.2)	$-	$(45.7)
Losses retroceded excluding Mont Fort Re sidecar	0.2	0.9	-	1.1
Reinstatement premiums earned	-	3.3	-	3.3
Net impact on segment results	(27.3)	(14.0)	-	(41.3)

Noncontrolling interest - Mont Fort Re sidecar	22.9	-	-	22.9

Consolidated net income impact	$(4.4)	$(14.0)	$-	$(18.4)

Segment's Loss ratio as reported	58.7%	104.2%	3.0%	65.4%
Segment's Loss ratio excluding Mont Fort Re sidecar	47.9%	104.2%	3.0%	56.6%

Reinsurance segment

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the three months ended June 30, 2010 and 2009:

	For the three months ended June 30,
	2010	2009	$ Change	% Change

Property catastrophe reinsurance	$201,106	$191,816	$9,290	4.8%
Property reinsurance	56,148	44,246	11,902	26.9%
Short tail specialty and casualty reinsurance	38,448	43,402	(4,954)	(11.4)%
Gross premiums written	295,702	279,464	16,238	5.8%
Premiums ceded	(39,975)	(28,860)	(11,115)	38.5%
Net premiums written	255,727	250,604	5,123	2.0%
Net premiums earned	191,654	172,082	19,572	11.4%
Other related income	2,495	1,477	1,018	68.9%
Loss and loss adjustment expenses	(112,435)	(48,915)	(63,520)	129.9%
Acquisition costs	(36,492)	(33,520)	(2,972)	8.9%
General and administrative expenses	(34,048)	(28,849)	(5,199)	18.0%
Underwriting income	$11,174	$62,275	$(51,101)	(82.1)%

Loss ratio	58.7%	28.4%		30.3%
Acquisition cost ratio	19.0%	19.5%		(0.5)%
General and administrative expense ratio	17.8%	16.8%		1.0%
Combined ratio	95.5%	64.7%		30.8%

•
The decrease in net underwriting results is primarily related to incurred losses on more significant catastrophic events in 2010, such as Deepwater Horizon and the Thailand riots, as compared to the same periods in 2009. As described in the loss ratio discussion below, the underwriting income for the quarter includes $22.9 million of loss expenses from Mont Fort on the Deepwater Horizon loss. Although such loss expenses are consolidated within our results, they do not impact Flagstone’s net income as they are attributable to the noncontrolling interest. See [Note 5] to our audited consolidated financial statements included in Item 8 of the 2009 Form 10-K for details on the accounting regarding Mont Fort.

•
The increase in gross property reinsurance premiums written is primarily due to increased signed share with existing clients, whereas the decrease in short tail specialty and casualty reinsurance premiums is primarily driven by the non-renewal of a significant non-proportional contract.

•	Premiums ceded were 13.5% of gross reinsurance premiums written compared to 10.3% for the same period in 2009.

•
The increase in the reported loss ratio compared to the second quarter of 2009 was primarily due to more significant losses from catastrophic events in the current quarter compared to the same period last year, including gross losses related to, the Deepwater Horizon oil rig ($27.5 million) and the Thailand riots ($12.8 million). The Deepwater Horizon loss is driven by an ILW loss of $25.0 million, approximately 91% of which, $22.9 million, is attributable to Mont Fort. While such loss expenses are consolidated within our results, they do not impact Flagstone’s net income as they are attributable to the noncontrolling interest. The loss (net of recoveries and reinstatement premiums) to Flagstone’s reinsurance segment from the Deepwater Horizon rig was $4.4 million.

•
Each quarter we revisit our loss estimates for previous loss events. During the quarter ended June 30, 2010, based on updated estimates provided by clients and brokers, we have recorded net favorable developments for prior accident years of $3.5 million. During the second quarter of 2009, the net favorable developments for prior catastrophe events were $10.8 million.

•
The increase in general and administrative expenses is mainly attributable to a $2.2 million severance expense related to the resignation of the Company’s Executive Chairman, an impairment charge of $1.1 million for intangible assets and to higher stock compensation costs compared to the same period in 2009.

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the six months ended June 30, 2010 and 2009:

	For the six months ended June 30,
	2010	2009	$ Change	% Change

Property catastrophe reinsurance	$416,498	$400,566	$15,932	4.0%
Property reinsurance	108,274	87,003	21,271	24.4%
Short tail specialty and casualty reinsurance	113,622	95,689	17,933	18.7%
Gross premiums written	638,394	583,258	55,136	9.5%
Premiums ceded	(106,830)	(96,495)	(10,335)	10.7%
Net premiums written	531,564	486,763	44,801	9.2%
Net premiums earned	370,625	338,678	31,947	9.4%
Other related income	2,965	2,504	461	18.4%
Loss and loss adjustment expenses	(209,993)	(120,145)	(89,848)	74.8%
Acquisition costs	(70,227)	(60,895)	(9,332)	15.3%
General and administrative expenses	(68,105)	(56,892)	(11,213)	19.7%
Underwriting income	$25,265	$103,250	$(77,985)	(75.5)%

Loss ratio	56.7%	35.5%		21.2%
Acquisition cost ratio	18.9%	18.0%		0.9%
General and administrative expense ratio	18.4%	16.8%		1.6%
Combined ratio	94.0%	70.3%		23.7%

•
The decrease in net underwriting results is primarily related to Deepwater Horizon loss discussed above and the net losses of $60.0 million on the first quarter Chile earthquake, as compared to the same periods in 2009. As described in the loss ratio discussion below, the underwriting income for the quarter includes $22.9 million of loss expenses from Mont Fort on the Deepwater Horizon loss. Although such loss expenses are consolidated within our results, they do not impact Flagstone’s net income as they are attributable to the noncontrolling interest. See [Note 5] to our audited consolidated financial statements included in Item 8 of the 2009 Form 10-K for details on the accounting regarding Mont Fort.

•
The increase in property reinsurance is primarily due to increased signed share with existing clients and the addition of new clients, whereas the increase in short tail specialty and casualty reinsurance premiums are primarily driven by increased business with existing clients and the addition of new clients.

•	Premiums ceded were 16.7% of gross reinsurance premiums written compared to 16.5%, respectively, for the same period in 2009.

•	The increase in net premiums earned is primarily due to the growth in premium writings.

•
The increase in the reported loss ratio compared to the same period in 2009 was primarily due to more significant losses from catastrophic events in the current period compared to the same period last year, including gross losses related to the Chile earthquake ($67.4 million), Deepwater Horizon oil rig ($27.5 million) and Thailand riots ($12.8 million). The Deepwater Horizon loss is driven by an ILW loss of $25.0 million, approximately 91.0% of which is attributable to Mont Fort. While such loss expenses are consolidated within our results, they do not impact Flagstone’s net income as they are attributable to the noncontrolling interest. The loss (net of recoveries and reinstatement premiums) to Flagstone’s reinsurance segment from the Deepwater Horizon rig was $4.4 million.

•
The increase in general and administrative expenses is mainly attributable to a $2.2 million severance expense related to the resignation of the Company’s Executive Chairman, an impairment charge of $1.1 million for intangible assets and to higher stock compensation costs compared to the same period in 2009.

Lloyd’s segment

Below is a summary of the underwriting results and ratios for our Lloyd’s segment for the three months ended June 30, 2010 and 2009:

	For the three months ended June 30,
	2010	2009	$ Change	% Change

Property reinsurance	$30,831	$18,336	$12,495	68.1%
Short tail specialty and casualty reinsurance	29,942	18,278	11,664	63.8%
Gross premiums written	60,773	36,614	24,159	66.0%
Premiums ceded	(7,484)	(6,375)	(1,109)	17.4%
Net premiums written	53,289	30,239	23,050	76.2%
Net premiums earned	37,610	13,761	23,849	173.3%
Other related income	1,487	413	1,074	260.1%
Loss and loss adjustment expenses	(39,179)	(7,988)	(31,191)	390.5%
Acquisition costs	(8,394)	(2,847)	(5,547)	194.8%
General and administrative expenses	(6,615)	(3,463)	(3,152)	91.0%
Underwriting loss	$(15,091)	$(124)	$(14,967)	(12,070.5)%

Loss ratio	104.2%	58.1%		46.1%
Acquisition cost ratio	22.3%	20.7%		1.6%
General and administrative expense ratio	17.6%	25.2%		(7.6)%
Combined ratio	144.1%	104.0%		40.1%

•
The increase in the gross property premiums written is primarily due to the growth in direct and facultative and binder business, while the growth in gross specialty premiums written is across the book of business.

•	Premiums ceded were 12.3% of gross premiums written compared to 17.5% of gross premiums written, respectively, for the same quarter in 2009.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $0.8 million compared to $3.0 million for the same quarter in 2009. This amount is eliminated on consolidation.

•	The increase in loss expenses for the three months ended June 30, 2010 is mainly due to a $17.3 million loss related to the Deepwater Horizon oil rig ($14.0 million net of reinstatement premiums).

•
The increase in acquisition cost ratio is primarily attributable to changes in the business mix.  Acquisition costs include brokerage, gross commission costs, profit commission and premium taxes and are equal to acquisition cost expenses over net premiums earned.

•
General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses. The increase in the second quarter of 2010, as compared to the same period in 2009, is primarily related to the growth in our Lloyd’s operations.

Below is a summary of the underwriting results and ratios for our Lloyd’s segment for the six months ended June 30, 2010 and 2009:

	For the six months ended June 30,
	2010	2009	$ Change	% Change

Property reinsurance	$50,290	$27,439	$22,851	83.3%
Short tail specialty and casualty reinsurance	62,672	58,154	4,518	7.8%
Gross premiums written	112,962	85,593	27,369	32.0%
Premiums ceded	(19,089)	(11,524)	(7,565)	65.6%
Net premiums written	93,873	74,069	19,804	26.7%
Net premiums earned	73,298	20,204	53,094	262.8%
Other related income	10,131	2,433	7,698	316.4%
Loss and loss adjustment expenses	(68,607)	(13,319)	(55,288)	415.1%
Acquisition costs	(17,388)	(3,884)	(13,504)	347.7%
General and administrative expenses	(11,557)	(7,297)	(4,260)	58.4%
Underwriting loss	$(14,123)	$(1,863)	$(12,260)	(658.1)%

Loss ratio	93.6%	65.9%		27.7%
Acquisition cost ratio	23.7%	19.2%		4.5%
General and administrative expense ratio	15.8%	36.1%		(20.3)%
Combined ratio	133.1%	121.2%		11.9%

•	The increase in the gross property premiums written is primarily due to the growth in direct and facultative and binder business.

•	Premiums ceded were 16.9% of gross premiums written compared to 13.4% of gross premiums written for the same period in 2009.

•
Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $6.1 million compared to $3.0 million for the same period in 2009. The 2009 intercompany reinsurance program began during the second quarter.  This amount is eliminated on consolidation.

•
Other related income, derived from services provided to syndicates and third parties, increased primarily as a result of the recognition of profit commission from Syndicate 1861’s 2007 year of account.

•	Loss events recorded include:

o	loss of $17.3 million related to the Deepwater Horizon oil rig ($14.0 million net of reinstatement premiums), and
o	loss of $7.6 million related to the Chile earthquake ($7.3 million net of reinstatement premiums).

•
General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses. The increase in the six months ended 2010, as compared to the same period in 2009, is primarily related to the growth in Lloyd’s operations.

Island Heritage segment

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the three months ended June 30, 2010 and 2009:

	For the three months ended June 30,
	2010	2009	$ Change	% Change

Gross premiums written	$23,316	$25,088	$(1,772)	(7.1)%
Premiums ceded	(38,490)	(37,019)	(1,471)	4.0%
Net premiums written	(15,174)	(11,931)	(3,243)	27.2%
Net premiums earned	2,815	1,038	1,777	171.2%
Other related income	5,539	5,082	457	9.0%
Loss and loss adjustment expenses	(249)	(676)	427	(63.2)%
Acquisition costs	(4,389)	(3,475)	(914)	26.3%
General and administrative expenses	(2,059)	(2,266)	207	(9.1)%
Underwriting income (loss)	$1,657	$(297)	$1,954	657.9%

Loss ratio (1)	3.0%	11.0%		(8.0)%
Acquisition cost ratio (1)	52.5%	56.8%		(4.3)%
General and administrative expense ratio (1)	24.6%	37.0%		(12.4)%
Combined ratio (1)	80.1%	104.8%		(24.7)%

(1) All ratios are calculated using expenses divided by net premiums earned plus other related income.

•
The decrease in gross premiums written is primarily related to softening of rates in the US Virgin Islands, Bahamas, and Turks and Caicos. Contracts are written on a per risk basis and consist primarily of property lines.

•
Premiums ceded were 165.1% of gross premiums written compared to 147.4% of gross premiums written for the same quarter in 2009.  The second quarter is traditionally the quarter that Island Heritage renews the key components of its reinsurance program consisting of catastrophe covers and quota share arrangements.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $9.4 million compared to $9.5 million for the same period in 2009. This amount is eliminated on consolidation.

•
Other related income consists primarily of quota share reinsurance ceding commissions. The other related income includes $3.7 million related to the quota share arrangement between Island Heritage and Flagstone Suisse. This amount is eliminated upon consolidation.

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the six months ended June 30, 2010 and 2009:

	For the six months ended June 30,
	2010	2009	$ Change	% Change

Gross premiums written	$41,078	$41,810	$(732)	(1.8)%
Premiums ceded	(48,892)	(47,914)	(978)	2.0%
Net premiums written	(7,814)	(6,104)	(1,710)	28.0%
Net premiums earned	4,971	876	4,095	467.5%
Other related income	11,145	10,688	457	4.3%
Loss and loss adjustment expenses	(642)	(771)	129	(16.8)%
Acquisition costs	(8,381)	(6,744)	(1,637)	24.3%
General and administrative expenses	(4,235)	(4,689)	454	(9.7)%
Underwriting income (loss)	$2,858	$(640)	$3,498	546.5%

Loss ratio (1)	4.0%	6.7%		(2.7)%
Acquisition cost ratio (1)	52.0%	58.3%		(6.3)%
General and administrative expense ratio (1)	26.3%	40.5%		(14.2)%
Combined ratio (1)	82.3%	105.5%		(23.2)%

(1) All ratios are calculated using expenses divided by net premiums earned plus other related income.

•
The slight decrease in gross premiums written is primarily related to softening of rates in the US Virgin Islands, Bahamas, and Turks and Caicos offset by continued growth in the Cayman Islands, Bahamas, and Turks and Caicos. Contracts are written on a per risk basis and consist primarily of property lines.

•	Premiums ceded were 119.0% of gross premiums written compared to 114.6% of gross premiums written for the same period in 2009.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $16.5 million compared to $17.5 million for the same period in 2009. This amount is eliminated upon consolidation.

•
Other related income consists primarily of quota share reinsurance ceding commissions. The other related income includes $7.5 million related to the quota share arrangement between Island Heritage and Flagstone Suisse.  This amount is eliminated upon consolidation.

•	Acquisition costs include gross commission costs, profit commission, premium taxes, and the change in deferred acquisition costs.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments.  For the three and six months ended June 30, 2010, the total return on invested assets was (0.1)% and 0.8%, respectively, compared to 1.2% and 1.1%, respectively for the three and six months ended June 30, 2009.  The change in the return on invested assets of (1.3)% and (0.3)% during the three and six months ended June 30, 2010, compared to the same periods in 2009 is primarily due to the negative performance of global equity and commodities markets which negatively impacted our 2010 results.

Net investment income

Net investment income for the three months ended June 30, 2010 was $8.2 million compared to $10.6 million for the same period in 2009, a decrease of $2.4 million.  The decrease is principally due to lower amortization resulting from the stabilization of inflation rates over the past year which had a lesser impact on amortization income from our treasury inflation-linked securities.

Net investment income for the six months ended June 30, 2010, was $15.5 million compared to $8.9 million for the same period in 2009, an increase of $6.6 million.  The increase is due to the fact that in 2009 there was significant negative amortization on our treasury inflation-linked securities due to a significant decrease in inflation which created negative amortization on the investments.  Over the past year, the inflation rates have stabilized resulting in a lesser impact on net investment income from amortization.

Net realized and unrealized gains and losses – investments

Net realized and unrealized losses on our investment portfolio amounted to $12.7 million and $2.9 million for the three and six months ended June 30, 2010, respectively, compared to gains of $7.1 million and $5.2 million, for the three and six months ended June 30, 2009, respectively. These amounts comprise  net realized and unrealized gains and losses on our fixed maturities, equities, other investments and on our investment portfolio of derivatives which includes, global equities, global bonds, commodities and “to be announced” mortgage-backed securities, and total return swaps.  The decrease in the net realized and unrealized gains on investment for the three and six months ended June 30, 2010, were primarily due to realized and unrealized losses on U.S and global equity index futures and losses on commodity index futures.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its non-investment currency exposure with derivatives such as foreign currency swaps and forward currency contracts. Net realized and unrealized gains (losses) - other amounted to $(2.0) million and $3.7 million for the three and six months ended June 30, 2010, respectively, compared to $2.5 million and $9.9 million, respectively, for the same periods in 2009.

The primary components of the $(2.0) million and $3.7 million (losses) gains for the three and six months ended June 30, 2010, are as follows:

	Three months ended	Six months ended
	June 30, 2010	June 30, 2010
	(Expressed in thousands of U.S. dollars)
Currency swaps	$(1,679)	$(2,766)
Foreign currency forward contracts	(851)	5,339
Reinsurance derivatives	564	1,119
Net realized and unrealized (losses) gains - other	$(1,966)	$3,692

Interest expense

Interest expense was $2.5 million and $5.1 million for the three and six months ended June 30, 2010, respectively, compared to $3.1 million and $6.7 million for the three and six months ended June 30, 2009, respectively.  The decrease in interest expense for the three and six months ended June 30, 2010, compared to the same periods in 2009 is primarily related to the decrease in short term interest rates from period to period.

Flagstone shareholders’ equity

On May 18, 2010, the Company announced that its Board of Directors had approved an increase in its share buyback program allowing the Company to purchase, from time to time, its outstanding common shares up to a value of $50.0 million.  On May 21, 2010, in connection with the resignation of Mark J. Byrne as Executive Chairman of the Company’s Board of Directors, the Company entered into a private purchase agreement to repurchase 2,000,000 common shares from Limestone Business Limited, a company controlled and capitalized by Mr. Byrne.  These shares were repurchased pursuant to the Company’s buyback program on May 25, 2010, at a total cost of $24.0 million.  As of June 30, 2010, authority to make up to $26.0 million of repurchases remained available under the buyback program.

At June 30, 2010, Flagstone’s shareholders' equity was $1.2 billion and diluted book value per common share was $14.47.

Additional information

The Company will host a conference call on Tuesday, August 3, 2010, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available on the Financial & Investor section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody's Investors Service.  Island Heritage and Flagstone Reinsurance Africa have received “A-” financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”.   Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

Please refer to the unaudited June 30, 2010, Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

CONTACT:

Flagstone Reinsurance Holdings S.A.
Brenton Slade +352 2 735 1515
bslade@flagstonere.com

Consolidated Condensed Balance Sheets as at June 30, 2010 and December 31, 2009
(Expressed in thousands of U.S. dollars, except share data)

	As at June 30, 2010	As at December 31, 2009
	(Unaudited)
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2010 - $1,437,518 ; 2009 - $1,198,187)	$1,423,573	$1,228,561
Short term investments, at fair value (Amortized cost: 2010 - $33,570; 2009 - $231,609)	30,320	232,434
Other investments	98,200	46,224
Total investments	1,552,093	1,507,219
Cash and cash equivalents	370,588	352,185
Restricted cash	24,742	85,916
Premium balances receivable	502,476	278,956
Unearned premiums ceded	120,555	52,690
Reinsurance recoverable	22,589	19,270
Accrued interest receivable	13,723	11,223
Receivable for investments sold	19,443	5,160
Deferred acquisition costs	78,582	54,637
Funds withheld	27,709	22,168
Goodwill and intangibles	48,002	52,323
Other assets	122,296	125,021
Total assets	$2,902,798	$2,566,768

LIABILITIES
Loss and loss adjustment expense reserves	$602,451	$480,660
Unearned premiums	557,207	330,416
Insurance and reinsurance balances payable	101,523	62,864
Payable for investments purchased	17,915	11,457
Long term debt	249,647	252,402
Other liabilities	69,959	63,155
Total liabilities	1,598,702	1,200,954

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued and outstanding (2010 - 78,009,113; 2009 - 82,985,219)	850	850
Common shares held in treasury, at cost (2010 - 4,984,146; 2009 - 2,000,000)	(70)	(20)
Additional paid-in capital	845,039	892,817
Accumulated other comprehensive loss	(11,754)	(6,976)
Retained earnings	362,238	324,347
Total Flagstone shareholders' equity	1,196,303	1,211,018
Noncontrolling interest in subsidiaries	107,793	154,796
Total equity	1,304,096	1,365,814
Total liabilities and equity	$2,902,798	$2,566,768

Consolidated Condensed Statements of Operations and Comprehensive Income (unaudited) – For the three and six months ended June 30, 2010 and June 30, 2009
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
REVENUES
Gross premiums written	$369,611	$328,709	$769,813	$690,194
Premiums ceded	(75,769)	(59,742)	(152,190)	(135,411)
Net premiums written	293,842	268,967	617,623	554,783
Change in net unearned premiums	(61,763)	(81,991)	(168,729)	(194,972)
Net premiums earned	232,079	186,976	448,894	359,811
Net investment income	8,219	10,646	15,504	8,893
Net realized and unrealized (losses) gains - investments	(12,671)	7,082	(2,860)	5,183
Net realized and unrealized (losses) gains - other	(1,966)	2,470	3,692	9,900
Other income	6,531	2,333	17,572	7,502
Total revenues	232,192	209,507	482,802	391,289

EXPENSES
Loss and loss adjustment expenses	151,863	57,641	279,242	134,235
Acquisition costs	45,584	36,203	88,421	64,240
General and administrative expenses	42,722	34,578	83,897	68,878
Interest expense	2,545	3,119	5,059	6,676
Net foreign exchange (gains) losses	(7,856)	(362)	(11,812)	735
Total expenses	234,858	131,179	444,807	274,764
(Loss) income before income taxes and interest in earnings of equity investments	(2,666)	78,328	37,995	116,525
Provision for income tax	(438)	(250)	(3,290)	456
Interest in earnings of equity investments	(283)	(300)	(542)	(678)
Net (loss) income	(3,387)	77,778	34,163	116,303
Less: Loss (income) attributable to noncontrolling interest	16,656	(9,964)	10,610	(12,746)
NET INCOME ATTRIBUTABLE TO FLAGSTONE	$13,269	$67,814	$44,773	$103,557

Net (loss) income	$(3,387)	$77,778	$34,163	$116,303
Change in currency translation adjustment	(1,184)	5,399	(4,881)	7,266
Change in defined benefit pension plan obligation	(397)	(145)	103	(321)
Comprehensive (loss) income	(4,968)	83,032	29,385	123,248
Less: Comprehensive loss (income) attributable to noncontrolling interest	16,656	(11,743)	10,610	(14,322)
COMPREHENSIVE INCOME ATTRIBUTABLE TO FLAGSTONE	$11,688	$71,289	$39,995	$108,926

Weighted average common shares outstanding—Basic	79,479,918	85,070,001	81,010,939	85,070,001
Weighted average common shares outstanding—Diluted	79,613,131	85,162,981	81,205,844	85,253,230
Net income attributable to Flagstone per common share—Basic	$0.17	$0.80	$0.55	$1.22
Net income attributable to Flagstone per common share—Diluted	$0.17	$0.80	$0.55	$1.21
Dividends declared per common share	$0.04	$0.04	$0.08	$0.08

Segment Reporting (unaudited) – For the three and six months ended June 30, 2010 and June 30, 2009
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended June 30, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$295,702	$60,773	$23,316	$(10,180)	$369,611
Premiums ceded	(39,975)	(7,484)	(38,490)	10,180	(75,769)
Net premiums written	255,727	53,289	(15,174)	-	293,842
Net premiums earned	$191,654	$37,610	$2,815	$-	$232,079
Other related income	2,495	1,487	5,539	(3,691)	5,830
Loss and loss adjustment expenses	(112,435)	(39,179)	(249)	-	(151,863)
Acquisition costs	(36,492)	(8,394)	(4,389)	3,691	(45,584)
General and administrative expenses	(34,048)	(6,615)	(2,059)	-	(42,722)
Underwriting income (loss)	$11,174	$(15,091)	$1,657	$-	$(2,260)
Loss ratio (2)	58.7%	104.2%	3.0%		65.4%
Acquisition cost ratio (2)	19.0%	22.3%	52.5%		19.6%
General and administrative expense ratio (2)	17.8%	17.6%	24.6%		18.4%
Combined ratio (2)	95.5%	144.1%	80.1%		103.4%

	For the three months ended June 30, 2009
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$279,464	$36,614	$25,088	$(12,457)	$328,709
Premiums ceded	(28,860)	(6,375)	(37,019)	12,512	(59,742)
Net premiums written	250,604	30,239	(11,931)	55	268,967
Net premiums earned	$172,082	$13,761	$1,038	$95	$186,976
Other related income	1,477	413	5,082	(3,660)	3,312
Loss and loss adjustment expenses	(48,915)	(7,988)	(676)	(62)	(57,641)
Acquisition costs	(33,520)	(2,847)	(3,475)	3,639	(36,203)
General and administrative expenses	(28,849)	(3,463)	(2,266)	-	(34,578)
Underwriting income (loss)	$62,275	$(124)	$(297)	$12	$61,866
Loss ratio (2)	28.4%	58.1%	11.0%		30.8%
Acquisition cost ratio (2)	19.5%	20.7%	56.8%		19.4%
General and administrative expense ratio (2)	16.8%	25.2%	37.0%		18.5%
Combined ratio (2)	64.7%	104.0%	104.8%		68.7%

(1) Inter segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For Island Heritage segment all ratios are calculated using expenses divided by net premiums earned plus other related income.

	For the six months ended June 30, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$638,394	$112,962	$41,078	$(22,621)	$769,813
Premiums ceded	(106,830)	(19,089)	(48,892)	22,621	(152,190)
Net written premiums	531,564	93,873	(7,814)	-	617,623
Net premiums earned	$370,625	$73,298	$4,971	$-	$448,894
Other related income	2,965	10,131	11,145	(7,575)	16,666
Loss and loss adjustment expenses	(209,993)	(68,607)	(642)	-	(279,242)
Acquisition costs	(70,227)	(17,388)	(8,381)	7,575	(88,421)
General and administrative expenses	(68,105)	(11,557)	(4,235)	-	(83,897)
Underwriting income (loss)	$25,265	$(14,123)	$2,858	$-	$14,000
Loss ratio (2)	56.7%	93.6%	4.0%		62.2%
Acquisition cost ratio (2)	18.9%	23.7%	52.0%		19.7%
General and administrative expense ratio (2)	18.4%	15.8%	26.3%		18.7%
Combined ratio (2)	94.0%	133.1%	82.3%		100.6%

	For the six months ended June 30, 2009
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$583,258	$85,593	$41,810	$(20,467)	$690,194
Premiums ceded	(96,495)	(11,524)	(47,914)	20,522	(135,411)
Net premiums written	486,763	74,069	(6,104)	55	554,783
Net premiums earned	$338,678	$20,204	$876	$53	$359,811
Other related income	2,504	2,433	10,688	(7,283)	8,342
Loss and loss adjustment expenses	(120,145)	(13,319)	(771)	-	(134,235)
Acquisition costs	(60,895)	(3,884)	(6,744)	7,283	(64,240)
General and administrative expenses	(56,892)	(7,297)	(4,689)	-	(68,878)
Underwriting income (loss)	$103,250	$(1,863)	$(640)	$53	$100,800
Loss ratio (2)	35.5%	65.9%	6.7%		37.3%
Acquisition cost ratio (2)	18.0%	19.2%	58.3%		17.9%
General and administrative expense ratio (2)	16.8%	36.1%	40.5%		19.1%
Combined ratio (2)	70.3%	121.2%	105.5%		74.3%

(1) Inter segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For Island Heritage segment all ratios are calculated using expenses divided by net premiums earned plus other related income.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the impact of the volatility in the financial markets, including the duration of the crisis and the effectiveness of governmental solutions; the weakening economy, including the impact on our customers' businesses; fluctuations in interest rates; the effects of corporate bankruptcies on capital markets; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Non-GAAP Financial Measures – Regulation G

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per common share, and “operating income” which are non-GAAP financial measures.  Management uses growth in diluted book value per common share as a prime measure of the value the Company is generating for its common shareholders, as Management believes that growth in the Company’s diluted book value per common share ultimately translates into growth in the Company’s stock price.

Basic book value per common share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.   Diluted book value per common share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, Performance Share Units (“PSU”) and Restricted Share Units (“RSU”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per common share as at June 30, 2010 and June 30, 2009.

Operating income is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.

Book Value per Share (unaudited)

	As at June 30, 2010	As at December 31, 2009
	(Expressed in thousands of U.S. dollars, except share and per share data)

Flagstone Shareholders' Equity	$1,196,303	$1,211,018
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone Shareholders' Equity	$1,196,303	$1,211,018

Cumulative dividends declared	$37,444	$34,409

Common shares outstanding - end of period	78,009,113	82,985,219
Vested RSUs	262,013	205,157
Total common shares outstanding - end of period	78,271,126	83,190,376

Potential shares to be issued:
PSUs expected to vest	4,095,175	3,305,713
RSUs outstanding	303,910	168,000
Conversion of warrant (2)	-	-
Common shares outstanding - Diluted	82,670,211	86,664,089

Basic book value per common share	$15.28	$14.56

Diluted book value per common share	$14.47	$13.97

Basic book value per common share plus accumulated dividends	$15.76	$14.97

Diluted book value per common share plus accumulated dividends	$14.95	$14.37

Dividends per common share paid during the period	$0.08

(1) No proceeds due when exercised
(2) Below strike price - not dilutive

Operating Income (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
	(Expressed in thousands of U.S. dollars, except percentages)

Net income attributable to Flagstone	$13,269	$67,814	$44,773	$103,557

Adjustments for:
Net realized and unrealized losses (gains) - investments	12,671	(7,082)	2,860	(5,183)
Net realized and unrealized losses (gains) - other	1,966	(2,470)	(3,692)	(9,900)
Net foreign exchange (gains) losses	(7,856)	(362)	(11,812)	735

Net operating income	$20,050	$57,900	$32,129	$89,209

Average Flagstone shareholders' equity	$1,201,952	$1,059,451	$1,203,661	$1,040,396

Annualized net operating return on average Flagstone shareholders' equity	6.7%	21.9%	5.3%	17.1%